                           TENDER AND VOTING AGREEMENT

      TENDER AND VOTING AGREEMENT (this "Agreement"), dated as of December 17, 1998, by and among Holmes Products Corp., a Massachusetts corporation ("Parent"), Moriarty Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Sub"), and the individuals set forth on Exhibit A hereto (the "Stockholders," or individually, a "Stockholder"), each of whom holds shares of The Rival Company, a Delaware corporation (the "Company").

      WHEREAS, concurrently herewith, Parent, Sub and the Company, are entering into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement), pursuant to which Sub agrees to make a tender offer (the "Offer") for all outstanding shares of Common Stock, par value $.01 per share (the "Shares"), of the Company at $13.75 per share, net to the seller in cash (the "Offer Price"), to be followed by the merger of Sub with the Company (the "Merger"), with the corporation surviving the Merger becoming a wholly-owned subsidiary of Parent;

      WHEREAS, as of the date hereof, the Stockholders beneficially own the Shares set forth on Exhibit A hereto (the "Owned Shares"); and

      WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Sub have required that the Stockholders agree, and the Stockholders have agreed (i) to tender pursuant to the Offer all of the Owned Shares (which term shall include any Shares acquired by them after the date hereof), (ii) to vote the Owned Shares in favor of the adoption of the Merger Agreement and the approval of the Merger, (iii) to appoint Parent as the Stockholders' proxy to vote the Owned Shares in connection with the Merger Agreement and the Merger and (iv) with respect to other matters put to stockholders of the Company for a vote, to vote the Owned Shares, in each case, in accordance with the terms and conditions of this Agreement;

      NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration given to each party hereto, the receipt of which is hereby acknowledged, the parties agree as follows:

      1. Agreement to Tender and Vote.

      1.1 Tender. Each of the Stockholders hereby agrees to validly tender (or cause the record owner to tender), and not to withdraw, pursuant to and in accordance with the terms of the Offer, not later than three (3) business days prior to the initial expiration of the Offer, the Owned Shares beneficially owned by him on the date hereof and any additional Shares acquired by such Stockholder in any capacity after the date hereof and prior to the termination of this Agreement (whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution, gift, bequest, inheritance or as a successor in interest in any capacity or otherwise) beneficially owned by such Stockholder, which additional Shares shall constitute Owned Shares for all purposes of this Agreement. Parent and Sub agree to accept and pay for the Owned Shares in the Offer, subject to the terms and conditions of the Offer. The parties agree that the Stockholders will, for all Owned Shares tendered by the Stockholders in the Offer and accepted for payment and paid for by Sub, receive the same per share consideration paid to other shareholders who have tendered Shares into the Offer. The transfer by the Stockholders of the Owned Shares to Sub in the Offer shall, upon payment therefor, pass to and unconditionally vest in Sub good and valid title to the Owned Shares, free and clear of all claims, liens, restrictions, security interests, pledges, limitations and encumbrances whatsoever.

      1.2 Voting. Each Stockholder hereby agrees that, during the time this Agreement is in effect, at any meeting of the shareholders of the Company, however called, or any other opportunity to vote, he shall (a) vote all of the Owned Shares as are beneficially owned by him on the record date for determining stockholders of record entitled to vote at such meeting in favor of the adoption of the Merger Agreement and approval of the Merger; (b) vote such Owned Shares against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement; and (c) vote such Owned Shares against any action or agreement (other than the Merger Agreement or the transactions contemplated thereby) that would impede, interfere with, delay, postpone or attempt to discourage the Merger, including, but not limited to: (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company; or (ii) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries or a reorganization, recapitalization or liquidation of the Company or any of its subsidiaries. Each Stockholder shall forward to Parent any proxy cards that such Stockholders receive with respect to the Merger Agreement duly executed by such Stockholder.

      1.3 Irrevocable Proxy. Each Stockholder (without any further action on such Stockholder's part) shall be deemed to have hereby irrevocably appointed Parent as the attorney and proxy of such Stockholder, with full power of substitution, to vote, and otherwise act (by written consent or otherwise) with respect to all Owned Shares that such Stockholder is entitled to vote at any meeting of stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting) or consent in lieu of any such meeting or otherwise, to vote such Shares as set forth in Section 1.2 above. THIS PROXY AND POWER OF ATTORNEY IS IRREVOCABLE AND COUPLED WITH AN INTEREST. Each Stockholder hereby revokes, effective upon the execution and delivery of the Merger Agreement by the parties thereto, all other proxies and powers of attorney with respect to the Owned Shares that he may have heretofore appointed or granted, and no subsequent proxy or power of attorney (except in furtherance of such Stockholder's obligations under Section 1.2 hereof) shall be given or written consent executed (and if given or executed, shall not be effective) by such Stockholder with respect thereto so long as the Stockholder's obligations under this Section remain in effect.


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
The proxy granted hereunder shall automatically be revoked and of no further force and effect upon termination of this Agreement.

      2. Termination of Agreement. (a) This Agreement and the Stockholders' obligations hereunder shall terminate on the earlier of (i) the consummation of the Merger, (ii) the termination of the Offer pursuant to the terms of the Merger Agreement without any Shares having been purchased pursuant thereto, or
(iii) the termination of the Merger Agreement in accordance with its terms, including as such terms may be amended or extended by the parties thereto.

                  (b) The obligations of any Stockholder hereunder may be terminated by such Stockholder if (i) Purchaser or Sub shall have failed to comply with any of its obligations under Article I of the Merger Agreement or
(ii) Purchaser or Sub shall have violated any provisions of this Agreement.

      3. Representations and Warranties.

      3.1 Representations and Warranties of Parent and Sub. Parent and Sub hereby represent and warrant to Stockholder as follows:

            (a) Organization; Due Authorization. Parent is a corporation duly organized, validly existing and in good standing under the laws of Commonwealth of Massachusetts. Parent has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Parent, and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, except to the extent (i) such enforcement may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights and (ii) the remedy of specific enforcement and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

            (b) Organization; Due Authorization. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Sub has full corporate power and authority to execute and deliver this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Sub, and no other corporate proceedings on the part of Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Sub and constitutes a valid and binding agreement of Sub, enforceable against Sub in accordance with its terms, except to the extent (i) such enforcement may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights and (ii) the remedy of specific enforcement and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

      3.2 Representations and Warranties of The Stockholders. Each Stockholder hereby severally represents and warrants to Parent and Sub as follows:

      (a) Title. Such Stockholder has good and valid title (which may include holding in nominee or "street" name) to the number of Owned Shares set opposite his name on Exhibit A, free and clear of any lien, charge, encumbrance or claim of whatever nature.

      (b) Ownership of Shares. On the date hereof, the Stockholder beneficially owns the number of Shares set opposite his name on Exhibit A, all of which are held of record by him (except as otherwise set forth on Exhibit A). Such Stockholder has sole voting power and sole power of disposition with respect to the number Owned Shares set opposite his name on Exhibit A, with no restrictions, subject to applicable federal securities laws, on his rights of disposition pertaining thereto; provided that, if any of the Owned Shares are held jointly, such Stockholder agrees to cause each joint owner of such Owned Shares to comply with the provisions of this Agreement.

      (c) Power; Binding Agreement. Such Stockholder has the legal capacity, power and authority to enter into and perform all of his obligations under this Agreement. The execution, delivery and performance of this Agreement by such Stockholder will not violate any other agreement to which such Stockholder is a party including, without limitation, any voting agreement, stockholders agreement or voting trust. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, except to the extent (i) such enforcement may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights and (ii) the remedy of specific enforcement and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

      (d) No Conflicts. The execution, delivery and performance of this Agreement by such Stockholder will not constitute a breach, violation or default (or any event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien or encumbrance upon any of the properties or assets of the Stockholder under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument to which such Stockholder is a party or by which his respective properties or assets are bound.

      4. Certain Covenants of the Stockholders. Each Stockholder hereby covenants and agrees while this Agreement is in effect, as follows:

      4.1 Restriction on Transfer, Proxies and Non-Interference. Not to (i) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of his Owned Shares, (ii) grant any proxies, deposit any shares of capital stock of the Company into a voting trust or enter into a voting agreement with respect to any such Shares or (iii) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing his obligations under this Agreement; provided, however, that such Stockholder shall be permitted to transfer any of the Owned Shares to any member of the immediate family of such Stockholder or any trust, limited partnership or other entity the beneficial ownership of which is held by the Stockholder or such family members (each, a "Permitted Transferee"), so long as such Permitted Transferee agrees in writing, in form and substance satisfactory to Parent and Sub, to be bound by the terms hereof to the same extent as such Stockholder is bound and provided further, however, that no such transfer shall relieve such Stockholder of his obligations hereunder if such Permitted Transferee does not perform such obligations;

      4.2 Additional Shares. To promptly notify Parent and Sub of the number of additional Shares acquired by such Stockholder, if any, after the date hereof, which additional Shares shall be deemed Owned Shares for all purposes of this Agreement; and

      4.3 No Solicitation of Transactions. Subject to the provisions of Section
6.8 of the Merger Agreement relating to actions by such Stockholder in his capacity as a director or officer of the Company, not to directly or indirectly, solicit, initiate or participate, or offer to participate with any person or entity in any Acquisition Proposal or offer from any person or entity, or engage in discussions or negotiations relating thereto (including by way of furnishing information). While this Agreement is in effect, such Stockholder shall promptly advise Purchaser of his receipt of any Acquisition Proposal (and provide the details thereof) or if any inquiries are received by, any information or documents are requested from, or any negotiations or discussions are sought to be instituted or continued with, such Stockholder or any of his affiliates.

      5. Further Assurances. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective the transactions contemplated by
Section 1 of this Agreement.

      6. Miscellaneous.

      6.1 Entire Agreement, Assignment. This Agreement (i) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) shall not be assigned by operation of law or otherwise, provided that Parent or Sub may assign its rights and obligations hereunder to any direct or indirect wholly-owned subsidiary of Parent, but no such assignment shall relieve Parent or Sub of its obligations hereunder if such assignee does not perform such obligations. The obligations of the Stockholders under this Agreement are several, and not joint.

      6.2 Notice. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex or telecopy, by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

                        To the Stockholders:

                        c/o The Rival Company
                        800 East 101st Terrace
                        Attn: Board of Directors
                        Kansas City, Missouri 64131

                              copy to:

                        Morrison & Hecker LLP
                        2420 Pershing Road
                        Fourth Floor
                        Kansas City, Missouri 64108-2537
                        Attention: Kent E. Whittaker, Esq.

                        To Parent or Sub:
                        Holmes Products Corp.
                        233 Fortune Boulevard
                        Milford, Massachusetts 01757
                        Attention: Ira Morgenstern

                              copies to:

                        Berkshire Partners
                        One Boston Place
                        Boston, Massachusetts 02108-4401
                        Attention: Richard K. Lubin


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
                              and

                        Posternak, Blankstein & Lund, L.L.P.
                        100 Charles River Plaza
                        Boston, Massachusetts 02114
                        Attention: Donald H. Siegel, P.C.

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

      6.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

      6.4 Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereby agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

      6.5 Counterparts. This Agreement may be executed in one or more counterparts, whether original signatures or facsimile copies, which together shall form one complete Agreement.

      6.6 Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

      6.7 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal on the date and year first above written.

                                     PARENT:

                                    HOLMES PRODUCTS CORP.


                                    By: /s/ Stan Rosenzweig
                                        ---------------------------------
                                    Its: Chief Operating Officer
                                          -------------------------------


                                    SUB:

                                    MORIARTY ACQUISITION CORP.

                                    By: /s/ Stan Rosenzweig
                                        ---------------------------------
                                    Its:  Vice President
                                          -------------------------------

                                    STOCKHOLDERS:

                                    /s/ Thomas K. Manning
                                    -------------------------------------
                                    Name: Thomas K. Manning


                                    /s/ William L. Yager
                                    -------------------------------------
                                    Name:  William L. Yager



                                    /s/W. Mark Meieroffer
                                    -------------------------------------
                                    Name:  W. Mark Meierhoffer



                                    /s/ Darrel M. Sanders
                                    -------------------------------------
                                    Name:  Darrel M. Sanders



                                    /s/ Stanley D. Biggs
                                    -------------------------------------
                                    Name:  Stanley D. Biggs



                                    /s/ Jack J. Culberg
                                    -------------------------------------
                                    Name:  Jack J. Culberg



                                    /s/ Todd Goodwin
                                    -------------------------------------
                                    Name:  Todd Goodwin



                                    /s/ John E. Grimm, III
                                    -------------------------------------
                                    Name:  John E. Grimm, III



                                    /s/ Lanny R. Julian
                                    -------------------------------------
                                    Name:  Lanny R. Julian



                                    /s/ Noel Thomas Patton
                                    -------------------------------------
                                    Name:  Noel Thomas Patton



                                    /s/ Beatrice B. Smith
                                    -------------------------------------
                                    Name:  Beatrice B. Smith

                                    EXHIBIT A


        Name, Title and Address                         No. of Owned Shares
        -----------------------                         -------------------
Thomas K. Manning                                             69,563
Chairman, Chief Executive Officer, Director

William. L. Yager                                              6,000
President, Chief Operating Officer, Director

W. Mark Meierhoffer                                            2,000
Senior Vice President -
Finance & Administration, CFO

Darrel M. Sanders                                             26,054
Senior Vice President - Operations, Director

Stanley D. Biggs                                               2,314
Vice President, Treasurer, Corporate Secretary

Jack J. Culberg                                               34,900
Director

Todd Goodwin                                                  54,238
Director

John E. Grimm, III                                             2,300
Director

Lanny R. Julian                                                1,200
Director

Noel Thomas Patton                                           850,000
Director

Beatrice B. Smith                                              1,200
Director



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